Exhibit 10.10

Marchex, Inc.

2004 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

It is the purpose of this Employee Stock Purchase Plan to provide a means whereby eligible employees may purchase Class B common stock of Marchex, Inc. (the “Company”) through after-tax payroll deductions. It is intended to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order that they may participate in the Company’s economic growth. It is the intention, but not the obligation, of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, and that the provisions of this Plan be construed in a manner consistent with the Code.

2.	Definitions.

The following words or terms, when used herein, shall have the following respective meanings:

(a) “Account” means the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.

(b) “Board of Directors” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d) “Committee” shall mean the committee described in Section 5.

(e) “Common Stock” shall mean shares of the Company’s Class B common stock with a par value of $.01 per share.

(f) “Company” shall mean Marchex, Inc., a Delaware corporation.

(g) “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement. Notwithstanding the foregoing, the Board of Directors or Committee in its sole discretion from time to time may substitute another definition of compensation to be eligible to be taken into account under the Plan, provided that no such determination shall include or exclude any type or amount of Compensation contrary to the requirements of Section 423 of the Code.

(h) “Effective Date” shall mean the first date that the Company’s Common Stock is publicly traded as a result of the Company’s initial underwritten public offering (“IPO”) of shares of its Common Stock, with gross proceeds in excess of $20 million, pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended.

(i) “Eligible Employees” shall mean all persons employed by the Company or a Subsidiary and classified by the Company or the Subsidiary as an employee for federal income tax withholding purposes, but excluding:

(1) Persons who have been employed by the Company or a Subsidiary for less than three months on the first day of the Purchase Period, with the exception of a person previously eligible;

(2) Persons whose customary employment is less than twenty hours per week or five months or less per year; and

(3) Persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary.

Except as otherwise provided in Section 12, for purposes of the Plan, the employment relationship shall be treated as continuing intact while an individual is on military leave or other leave of absence approved by the Company or a Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(j) “Exercise Date” shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, “Exercise Date” shall mean the immediately preceding business day.

(k) “Participant” shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.

(l) “Plan” shall mean the Marchex, Inc. 2004 Employee Stock Purchase Plan.

(m) “Purchase Periods” shall mean the four purchase periods within each calendar year, the first commencing on January 1st of each calendar year and continuing through the March 31st of such calendar year, the second commencing on April 1st of each calendar year and continuing through June 30th of such calendar year, the third commencing on July 1st of each calendar year and continuing through the September 30th of such calendar year, and the fourth commencing on October 1st of each calendar year and continuing through December 31st of such calendar year. However, the first Purchase Period shall commence on the first date that the Common Stock is publicly traded as a result of the Company’s IPO and shall end on the last day of the quarter in which the IPO occurs.

(n) “Purchase Price” for each share purchased shall be 85% of the closing price of the Common Stock on (i) the first business day of such relevant Purchase Period, or (ii) the relevant Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market, or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal; provided, however, that, with respect to the first Purchase Period, the closing price on the Effective Date shall be the initial public offering price provided for in the underwriting agreement entered into by the Company in connection with the IPO. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

(o) “Subsidiary” shall mean any present or future corporation which (i) would be a subsidiary corporation as defined in Section 424(f) of the Code, and (ii) is designated by the Board of Directors as a participating employer for purposes of this Plan.

3.	Grant of Option to Purchase Shares.

Each Eligible Employee shall be granted an option (“Option”) effective on the first day of each Purchase Period to purchase shares of Common Stock. The term of the Option shall be the length of the Purchase Period. The number of shares subject to each Option shall be the quotient of the aggregate payroll deductions in the Purchase Period authorized by each Participant in accordance with Section 6 divided by the Purchase Price, but in no event shall the number of shares subject to each Option be in excess of 1,000 shares per Purchase Period (subject to adjustment in accordance with Section 4), or such other number of shares as determined from time to time by the Board of Directors or the Committee. Notwithstanding the foregoing, no employee shall be granted an Option which permits his right to purchase shares under the Plan to accrue at a rate which exceeds in any one calendar year $25,000 (or such other amount as may be prescribed from time to time under Section 423 of the Code) of the fair market the value of the Common Stock as of the date the Option to purchase is granted.

4.	Shares.

Subject to adjustment upon changes in capitalization of the Company as provided this Section 4, the maximum number of shares of Common Stock which shall be made available for issuance to and purchase by Participants under this Plan shall be 300,000 shares. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company and held as treasury shares. Shares of Common Stock not purchased under an Option terminated pursuant to the provisions of the Plan may again be subject to Options granted under the Plan. The aggregate number of shares of Common Stock which may be purchased pursuant to Options granted hereunder, the number of shares of Common Stock covered by each outstanding Option, and the purchase price for each such Option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors whose determination in that respect shall be binding and conclusive.

5.	Administration.

The Plan shall be administered by the Board of Directors or a Committee (which may be the same committee as the Company’s compensation committee) as may be appointed from time to time by the Board of Directors. Committee members shall be ineligible to participate under the Plan. All members of the Committee shall serve at the discretion of the Board. The Board of Directors or the Committee, if one has been appointed, is vested with full authority to interpret the terms of the Plan, to remedy any ambiguity, inconsistency, or omission, and to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. The Board of Directors, or the Committee’s, if one has been appointed, determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under the Plan.

6.	Election to Participate.

An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a “Stock Purchase Agreement” form prior to the first day of the Purchase Period for which the election is made. Such Stock Purchase Agreement shall be in such form as shall be determined from time to time by the Board of Directors or the Committee. The election to participate shall be effective for the Purchase Period for which it is made. The Stock Purchase Agreement shall remain in effect for successive Purchase Periods unless modified as provided in Section 9 or terminated or suspended as provided in Sections 11 and 12. There is no limit on the number of Purchase Periods for which an Eligible Employee may elect to become a Participant in the Plan. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of his Compensation, but in no event less than one percent (1%) or more than fifteen percent (15%) of his Compensation. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3 herein, a Participant’s payroll deductions may be decreased during any Purchase Period scheduled to end during the current calendar year to 0%. Payroll deductions shall re-commence at the rate provided in such Participant’s Stock Purchase Agreement at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 9. Except as otherwise provided in Section 9, an Eligible Employee may not change his authorization during a Purchase Period to which the election applies. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time Periods prescribed by the Plan will automatically lapse.

7.	Employee Stock Purchase Account.

An Employee Stock Purchase Account will be established for each Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts. However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with the provisions hereof, the Company may use for any valid corporate purpose all amounts deducted from a Participant’s compensation under the Plan and credited for bookkeeping purposes to his account. The Company shall be under no obligation to pay interest on funds credited to a Participant’s account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.

8.	Purchase of Shares.

Each Eligible Employee who is a Participant in the Plan automatically and without any act on his part will be deemed to have exercised his Option on each Exercise Date to the extent that the balance then in his Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Company’s stock subject to his Option and the limitations described in Section 3. Any balance remaining in the Participant’s Account shall be carried forward and credited for use in the next Purchase Period. If the Employee chooses not to participate in the next Purchase Period, any balance will be refunded to him in cash.

9.	Withdrawal.

A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel his election by written notice of cancellation (“Cancellation”) delivered to the office or person designated by the Company to receive Stock Purchase Agreements, but any such Cancellation must be so delivered not later than ten (10) days before the relevant Exercise Date. A Participant will receive in cash, as soon as practicable after delivery of the Cancellation, the amount credited to his Account. Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.

10.	Issuance of Stock Certificates.

The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date none of the rights or privileges of a stockholder of the Company, including the right to vote or receive dividends, shall exist with respect to such shares.

Within a reasonable time after the Exercise Date, the Company shall issue and deliver a certificate for the number of shares of Common Stock purchased by a Participant for the Purchase Period, which certificate shall be registered either in the Participant’s name, or jointly in the names of the Participant and his spouse, as the Participant shall designate in his Stock

Purchase Agreement. Such designation may be changed at any time by filing notice thereof with the person designated by the Company to receive such notices.

11.	Termination of Employment.

Upon a Participant’s termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due him and the entire balance credited to his Account shall be automatically refunded, and his rights under the Plan shall terminate. Upon the death of a Participant, no payroll deduction shall be made from any compensation due him at time of death, and the entire balance in the deceased Participant’s Account shall be paid in cash to the Participant’s designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to his estate, and his rights under the Plan shall terminate.

12.	Temporary Layoff and Authorized Leave of Absence; Long Term Disability.

Except as otherwise provided by applicable law, payroll deductions shall cease during a period of absence from work due to a Participant’s temporary layoff, authorized leave of absence without pay, disability for which benefits are not payable from the Company. If such Participant shall return to active service prior to the Exercise Date for the current Purchase Period, payroll deductions shall be resumed. He shall not be entitled to make up the deficiency in his Account caused by his absence and, accordingly, the number of shares to be purchased shall be reduced. If the Participant shall not return to active service prior to the Exercise Date for the current Purchase Period, and the Participant was absent for more than fifty percent (50%) of the weeks in the Purchase Period, his Stock Purchase Agreement shall be terminated and the balance in his Account shall be refunded. All other Participants will have an option to cancel their election in accordance with Section 9.

13.	Rights Not Transferable; Restrictions on Transfer.

The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable by him. If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 9 hereof shall apply with respect to such Participant.

14.	No Guarantee of Continued Employment.

Granting of an Option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.

15.	Notice.

Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to the Company’s General Counsel, c/o Marchex, Inc., 2101 Fourth Avenue, Suite 1980, Seattle, Washington 98121. Any notice to a Participant or an Eligible Employee shall be conspicuously posted in the Company’s principal office or shall be mailed addressed to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing.

16.	Merger.

(a) If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board of Directors or the Committee shall take such steps in connection with such merger or consolidation as the Board of Directors or the Committee shall deem necessary to assure that the provisions of Section 4 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

(b) In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board of Directors or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board of Directors or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board of Directors or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17.	Application of Funds.

All funds deducted from a Participant’s compensation in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant’s Account shall be credited with the amount of all payroll deductions as provided in Section 7.

18.	Government Approvals or Consents.

This Plan and the Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock. Subject to the provisions of Section 19, the Board of Directors may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state, or in the opinion of the Company’s auditors, to eliminate or reduce any unfavorable financial accounting consequences.

19.	Amendment of the Plan.

The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that, except as otherwise provided in this Plan, no such action shall adversely affect Options theretofore granted hereunder and no such amendment (without approval by the company’s stockholders) shall: (i) increase the total number of shares of Common Stock which may be purchased by all Participants or (ii) change the class of Employees eligible to receive Options under the Plan. For purposes of this Section 19, termination of the Plan by the Board of Directors pursuant to Section 20 shall not be deemed to be an action which adversely affects Options theretofore granted hereunder.

20.	Term of the Plan.

The Plan shall become effective on the Effective Date. The Plan will terminate on the date which is ten years from the earlier of the date of its adoption and the date of its approval by the stockholders of the Company, provided, however, that the Board of Directors shall have the right to terminate the Plan at any time. In the event of the expiration of the Plan or its termination, all Options then outstanding under the Plan shall automatically be canceled and the entire amount credited to the Account of each Participant hereunder shall be refunded to each such Participant without interest.

21.	Notice to Company of Disqualifying Dispositions.

By electing to participate in the Plan, each Participant agrees to notify the Company in writing immediately after the Participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Purchase Period in which such Common Stock was acquired. Each Participant further agrees to provide any information about such a transfer as may be requested by the Company or any Subsidiary in order to assist it in complying with any applicable tax laws. The Participant acknowledges that the Company may send a W-2, or substitute therefor, as appropriate, to the Participant with respect to any income recognized by the Participant upon a disqualifying disposition of Common Stock.

22.	Withholding of Taxes.

Each Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, which may arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the

Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

23.	General.

Whenever the context of this Plan permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

24.	Governing Law.

The internal substantive laws of the State of Delaware shall govern all matters relating to this Plan.